UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024

RXO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41514	88-2183384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11215 North Community House Road	28277
Charlotte, NC
(Address of principal executive offices)	(Zip Code)

(980) 308-6058
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RXO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

RXO, Inc. (the “Company”) held a special meeting of stockholders (the “2024 Special Meeting”) on December 5, 2024. The following matters, which are described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 28, 2024 (the “Proxy Statement”), were voted upon by the Company’s stockholders at the 2024 Special Meeting.

A total of 160,794,781 shares of the Company’s common stock were entitled to vote at the close of business on October 23, 2024, the record date for the Special Meeting (the “Record Date”). Approximately 135,721,297 shares of the Company’s common stock issued and outstanding were present at the Special Meeting or represented by proxy at the Special Meeting, representing approximately 84.40% of those shares entitled to vote, which constituted a quorum.

Each of the proposals upon which the Company’s stockholders voted at the Special Meeting, and the final, certified results reported by the Company’s independent inspector of elections, are set forth below:

Proposal 1 – The Issuance Proposal.

The Company’s stockholders approved the issuance of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), upon exercise of certain of pre-funded warrants to purchase 3,700,718 shares of Common Stock (the “Issuance Proposal”), based upon the votes set forth in the table below:

For	Against	Abstain	Broker Non-Votes

135,614,253	79,337	27,707	0

Proposal 2 – The Adjournment Proposal.

Proposal 2 described in the Proxy Statement (relating to the adjournment of the 2024 Special Meeting, if necessary or appropriate) was rendered moot and was not presented at the 2024 Special Meeting as a result of the approval of the Issuance Proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RXO, INC.

	By:	/s/ Jeffrey D. Firestone
Jeffrey D. Firestone
Chief Legal Officer and Corporate Secretary
Date: December 5, 2024